FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

•	Net Income of $1.29 Per Share

•	Adjusted Net Income of $1.15 Per Share

•	Home Sale Revenues Increased 3% to $2.5 Billion

•	Homebuilding Gross Margin Increased 80 Basis Points to 23.9%

•	Backlog of 13,214 Homes Up 12%; Backlog Value Up 13% to $5.8 Billion

•	Net New Orders Decreased 4% to 6,522 Homes

•	Cash of $1.7 Billion After Repaying $700 Million on its Revolving Credit Facility

•	Company Provides Update on the Impacts of COVID-19

ATLANTA - July 23, 2020 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2020. For the quarter, the Company reported net income of $349 million, or $1.29 per share. Adjusted net income for the period was $311 million, or $1.15 per share, after excluding $61 million of pre-tax benefit from an insurance reserve adjustment and $10 million of pre-tax severance charges resulting from previously announced staffing actions taken in the period. The Company’s prior year net income was $241 million, or $0.86 per share.

“Following a period of demand weakness beginning in late March and into April as COVID-19 first impacted the country, new home sales experienced a material acceleration as the second quarter progressed,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “The recovery in demand reflects a number of factors, including: low interest rates, a restricted supply of existing-home inventory, pent-up demand following the economic shutdown, the appeal of single-family living in a new home and a desire among some buyers to exit more densely populated urban centers.”

“By effectively adjusting our business practices to the rapidly changing market dynamics caused by COVID-19, PulteGroup realized a 34% increase in adjusted earnings per share and generated strong cash flows in the current quarter. With industry leading gross margins, a backlog valued at $5.8 billion and $1.7 billion of cash on hand, the Company is well positioned to navigate current market conditions.”

Home sale revenues for the second quarter increased 3% over the prior year to $2.5 billion. Higher revenues for the quarter reflect a 6% increase in closings to 5,937 homes, partially offset by a 3% decrease in average sales price to $416,000. The lower average sales price for the period primarily reflects an ongoing shift in the Company’s product mix to include more first-time buyer homes which typically carry a lower sales price.

Gross margin for the second quarter was 23.9%, which represents an increase of 80 basis points over the second quarter of the prior year and is up 20 basis points from the first quarter of 2020. Reported SG&A expense for the quarter of $197 million, or 8.0% of home sale revenues, included the $61 million pre-tax insurance benefit and the $10 million pre-tax severance charges. Excluding these items, the Company’s adjusted SG&A expense for the quarter was $247 million, or 10.0% of home sale revenues. Prior year SG&A expense for the second quarter was $259 million, or 10.8% of home sale revenues.

Net new orders for the second quarter decreased 4% from the prior year to 6,522 homes. The dollar value of net new orders was $2.7 billion, or an average sales price of $410,000, which is down from $426,000 last year. The lower average selling price reflects the Company’s ongoing efforts to expand its sales among first-time buyers. For the quarter, the Company operated out of an average of 887 communities.

Unit backlog at the end of the quarter totaled 13,214 homes, which is an increase of 12%, or 1,421 homes, over the prior year backlog of 11,793 homes. The total value of homes in backlog of $5.8 billion, an increase of 13% over last year, reflects a favorable geographic and product mix of homes to be closed.

Second quarter pre-tax income for the Company's financial services operations was $60 million, which represents an increase of 141% over prior year second quarter pre-tax income of $25 million. The increase in pre-tax income for the period reflects a strong margin environment, higher loan volumes resulting from growth in the Company’s homebuilding operations, and a higher mortgage capture rate. Our mortgage capture rate for the second quarter increased to 87% from 81% last year.

For the quarter, the Company reported $108 million of income tax expense, representing an effective tax rate of 23.7%.

In the second quarter, the Company elected to repay $700 million that had been borrowed on its revolving credit facility in March of 2020 as a precautionary action at the start of the COVID-19 pandemic. As previously announced, the Company has suspended its share repurchase activities given uncertainties created by COVID-19.

COVID-19 Update

In conjunction with announcing its second quarter financial results, the Company also provided the following update on the impact of the COVID-19 pandemic on housing demand and its overall operations:

“After a period during which we elected to close our sales centers and leverage multiple technologies to sell remotely, all of our communities are now reopened to walk-in traffic with sales staff working on-site,” said Mr. Marshall. “Our Financial Services teams also adapted their business practices to operate remotely and continue to do so currently. Our construction and manufacturing operations were deemed essential services in all but a handful of markets, so we incurred only limited production disruptions in the second quarter and are now operating at effectively full capacity in all markets. In response to the ongoing risks relating to the pandemic, all of our teams are working under enhanced safety protocols designed to protect the health of our employees, customers and trade partners.”

“PulteGroup was in a strong financial position at the start of this health crisis, but given the risks of severe economic impact we moved quickly to protect our overall liquidity and financial flexibility. Our actions included: reducing controllable expenditures, tightly managing investment in the business, drawing $700 million on our revolver, and suspending share repurchase activity. These actions, coupled with the improving operations we experienced through the quarter, resulted in strong free cash flow generation in the quarter. As a result, our cash balance at the end of the second quarter was $1.7 billion, after having repaid the $700 million we borrowed under our revolver.”

“New home demand has clearly rebounded, but we continue to take a disciplined approach to our business given the ongoing spread of the coronavirus. As a result, we are gradually increasing our land acquisition and development spend to help ensure future lot availability. We are also increasing our start cadence and related investment in house inventory, while continuing to expand our offering of first-time buyer product to meet the growing demand for more affordably priced homes. We have also recalled the majority of furloughed employees and may rehire additional staff as the recovery continues to unfold.”

“Given the strength of second quarter sales, we are encouraged about the back half of 2020 and plan to provide guidance for the remainder of the year as part of our second quarter earnings call.”

A conference call to discuss PulteGroup's second quarter 2020 results is scheduled for Thursday, July 23, 2020, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Homebuilding
Home sale revenues	$2,472,029	$2,403,559	$4,693,532	$4,353,415
Land sale and other revenues	26,950	29,469	45,877	32,445
	2,498,979	2,433,028	4,739,409	4,385,860
Financial Services	94,802	55,957	149,352	99,819
Total revenues	2,593,781	2,488,985	4,888,761	4,485,679

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,880,209)	(1,848,155)	(3,575,074)	(3,340,946)
Land sale and other cost of revenues	(20,041)	(26,214)	(35,055)	(28,265)
	(1,900,250)	(1,874,369)	(3,610,129)	(3,369,211)

Financial Services expenses	(34,378)	(30,901)	(69,327)	(62,350)
Selling, general, and administrative expenses	(196,858)	(259,440)	(460,527)	(512,166)
Goodwill impairment	—	—	(20,190)	—
Other expense, net	(5,286)	(3,499)	(7,810)	(4,473)
Income before income taxes	457,009	320,776	720,778	537,479
Income tax expense	(108,389)	(79,735)	(168,447)	(129,681)
Net income	$348,620	$241,041	$552,331	$407,798

Per share:
Basic earnings	$1.29	$0.86	$2.03	$1.46
Diluted earnings	$1.29	$0.86	$2.03	$1.45
Cash dividends declared	$0.12	$0.11	$0.24	$0.22

Number of shares used in calculation:
Basic	268,324	276,652	269,167	277,142
Effect of dilutive securities	701	932	960	967
Diluted	269,025	277,584	270,127	278,109

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2020	December 31, 2019

ASSETS

Cash and equivalents	$1,658,530	$1,217,913
Restricted cash	39,266	33,543
Total cash, cash equivalents, and restricted cash	1,697,796	1,251,456
House and land inventory	7,584,739	7,680,614
Land held for sale	29,409	24,009
Residential mortgage loans available-for-sale	394,288	508,967
Investments in unconsolidated entities	47,707	59,766
Other assets	910,271	895,686
Intangible assets	173,507	124,992
Deferred tax assets, net	120,768	170,107
	$10,958,485	$10,715,597

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$295,249	$435,916
Customer deposits	335,040	294,427
Accrued and other liabilities	1,302,822	1,399,368
Income tax liabilities	146,729	36,093
Financial Services debt	256,359	326,573
Notes payable	2,770,618	2,765,040
	5,106,817	5,257,417
Shareholders' equity	5,851,668	5,458,180
	$10,958,485	$10,715,597

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income	$552,331	$407,798
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	49,661	51,458
Land-related charges	12,181	6,810
Goodwill impairment	20,190	—
Depreciation and amortization	31,538	26,497
Share-based compensation expense	16,682	17,304
Other, net	(975)	2,664
Increase (decrease) in cash due to:
Inventories	101,766	(399,520)
Residential mortgage loans available-for-sale	114,139	116,974
Other assets	(3,772)	31,593
Accounts payable, accrued and other liabilities	(85,869)	44,129
Net cash provided by (used in) operating activities	807,872	305,707
Cash flows from investing activities:
Capital expenditures	(36,746)	(29,575)
Investments in unconsolidated entities	12,955	(4,664)
Business acquisition	(83,256)	(163,724)
Other investing activities, net	1,597	4,592
Net cash provided by (used in) investing activities	(105,450)	(193,371)
Cash flows from financing activities:
Repayments of notes payable	(10,106)	(297,303)
Borrowings under revolving credit facility	700,000	—
Repayments under revolving credit facility	(700,000)	—
Financial Services borrowings (repayments)	(70,214)	(114,226)
Stock option exercises	99	5,208
Share repurchases	(95,676)	(108,471)
Cash paid for shares withheld for taxes	(14,853)	(10,350)
Dividends paid	(65,332)	(61,620)
Net cash provided by (used in) financing activities	(256,082)	(586,762)
Net increase (decrease) in cash, cash equivalents, and restricted cash	446,340	(474,426)
Cash, cash equivalents, and restricted cash at beginning of period	1,251,456	1,133,700
Cash, cash equivalents, and restricted cash at end of period	$1,697,796	$659,274

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$3,206	$5,560
Income taxes paid (refunded), net	$5,865	$12,618

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
HOMEBUILDING:
Home sale revenues	$2,472,029	$2,403,559	$4,693,532	$4,353,415
Land sale and other revenues	26,950	29,469	45,877	32,445
Total Homebuilding revenues	2,498,979	2,433,028	4,739,409	4,385,860

Home sale cost of revenues	(1,880,209)	(1,848,155)	(3,575,074)	(3,340,946)
Land sale and other cost of revenues	(20,041)	(26,214)	(35,055)	(28,265)
Selling, general, and administrative expenses ("SG&A")	(196,858)	(259,440)	(460,527)	(512,166)
Goodwill impairment	—	—	(20,190)	—
Other expense, net	(5,286)	(3,521)	(7,759)	(4,490)
Income before income taxes	$396,585	$295,698	$640,804	$499,993

FINANCIAL SERVICES:
Income before income taxes	$60,424	$25,078	$79,974	$37,486

CONSOLIDATED:
Income before income taxes	$457,009	$320,776	$720,778	$537,479

OPERATING METRICS:
Gross margin % (a)(b)	23.9%	23.1%	23.8%	23.3%
SG&A % (a)	(8.0)%	(10.8)%	(9.8)%	(11.8)%
Operating margin % (a)	16.0%	12.3%	14.0%	11.5%

(a)	As a percentage of home sale revenues

(b)	Gross margin represents home sale revenues minus home sale cost of revenues

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Home sale revenues	$2,472,029	$2,403,559	$4,693,532	$4,353,415

Closings - units
Northeast	260	349	570	568
Southeast	1,104	951	2,032	1,848
Florida	1,380	1,252	2,590	2,260
Midwest	808	822	1,516	1,548
Texas	1,194	1,119	2,322	1,968
West	1,191	1,096	2,280	2,032
	5,937	5,589	11,310	10,224
Average selling price	$416	$430	$415	$426

Net new orders - units
Northeast	383	455	831	816
Southeast	1,095	1,214	2,236	2,287
Florida	1,488	1,460	3,173	2,806
Midwest	896	975	1,915	1,999
Texas	1,431	1,323	2,940	2,689
West	1,229	1,365	2,922	2,658
	6,522	6,792	14,017	13,255
Net new orders - dollars	$2,677,074	$2,890,709	$5,945,823	$5,626,561

Unit backlog
Northeast			850	718
Southeast			2,069	2,049
Florida			2,889	2,435
Midwest			1,939	1,853
Texas			2,468	2,213
West			2,999	2,525
			13,214	11,793
Dollars in backlog			$5,788,096	$5,109,293

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
MORTGAGE ORIGINATIONS:
Origination volume	4,474	3,720	8,344	6,718
Origination principal	$1,436,103	$1,161,906	$2,649,370	$2,076,617
Capture rate	86.8%	81.0%	86.8%	80.4%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Interest in inventory, beginning of period	$213,425	$235,313	$210,383	$227,495
Interest capitalized	39,686	41,650	79,599	84,031
Interest expensed	(45,169)	(42,254)	(82,040)	(76,817)
Interest in inventory, end of period	$207,942	$234,709	$207,942	$234,709

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including: adjustments to selling, general, and administrative expenses ("SG&A"); income tax expense; net income; and diluted earnings per share ("EPS"). These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

		Three Months Ended
	Results of Operations Classification	June 30,
		2020	2019

Net income, as reported		$348,620	$241,041
Adjustments to income before income taxes:
Insurance adjustments	SG&A	(60,662)	*
Severance expense	SG&A	10,328	*
Income tax effect of the above items	Income tax expense	12,347	*
Adjusted net income		$310,633	$241,041

EPS (diluted), as reported		$1.29	$0.86
Adjusted EPS (diluted)		$1.15	$0.86

	Three Months Ended
	June 30,
	2020		2019

Home sale revenues	$2,472,029		$2,403,559

Gross margin (a)	$591,820	23.9%	$555,404	23.1%

SG&A, as reported	$196,858	8.0%	$259,440	10.8%
Adjustments:
Insurance adjustments	60,662	2.5%	*	*
Severance expense	(10,328)	(0.4)%	*	*
Adjusted SG&A	$247,192	10.0%	$259,440	10.8%

Operating margin, as reported (b)		16.0%		12.3%
Adjusted operating margin (c)		13.9%		12.3%

*Item not meaningful for the period presented
(a) Gross margin represents home sale revenues minus home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less SG&A